STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 1st day of February, 1995, among Checkpoint Systems, Inc., a Pennsylvania corporation (the "Buyer"), Daniel J. Frederick ("DJF" or "Seller") and Alarmex, Inc. ("Alarmex"), a Minnesota corporation.


  Background


       The Seller owns or will own on the Closing Date (hereafter defined) all of the issued and outstanding shares of the capital stock of Alarmex, whether voting or non-voting, (the "Stock") and desires to sell all of the Stock to Buyer as hereinafter provided. Buyer desires to acquire the Stock in exchange solely for the Purchase Price (hereafter defined) subject to the terms and conditions set forth below.


       NOW, THEREFORE, in consideration of the premises and the promises and covenants set forth below and intending to be legally bound hereby, the parties agree as follows:

       1.   PURCHASE OF SHARES OF ALARMEX

            1.1. Transfer of Consideration The Seller agrees to deliver or cause to be delivered to Buyer on the Closing Date 900 shares of Stock.
  In consideration therefor, Buyer agrees to pay to Seller on the Closing Date Ten Million Dollars ($10,000,000.) payable as follows: (i) Seven Million Dollars ($7,000,000.) in immediately available funds by wire transfer to an account designated by Seller at least two (2) business days prior to the Closing Date and (ii) Three Million Dollars ($3,000,000.) in immediately available funds on the Closing Date by wire transfer to an escrow account established at First Fidelity Bank, N.A. (the "Escrow Agent") pursuant to a form of escrow agreement attached as Exhibit A. Seller and Buyer agree that such escrow amount shall be released to Buyer and Seller, as the case may be, pursuant to the final calculation of the Purchase Price, as adjusted if necessary in accordance with Section 1.3 below.

            1.2. Delivery of Audited Financial Statements

                 (a) Not later than February 28, 1995, or as soon thereafter as practicable, Seller shall deliver to Buyer an combined balance sheet of Alarmex and Bayport Controls, Inc., ("Bayport") as at December 31, 1994 together with the related combined statements of income, retained earnings and changes in cash flows for the year then ended, showing elimination's between Alarmex and Bayport, together with the related notes thereto (the "Combined Balance Sheet"). Coopers and Lybrand L.L.P. shall audit the Combined Balance Sheet and shall furnish a report to Buyer and Seller identifying audit adjustments, if any, to such Combined Balance Sheet. The Combined Balance Sheet together with the auditors' report are the "Audited 1994 Financials". The Audited 1994 Financials will be prepared in accordance with GAAP consistently applied. The combined stockholders equity of Alarmex and Bayport as shown on the Audited 1994 Financials is the "Audited Stockholders' Equity".

                 (b) Sellers shall examine the Audited 1994 Financials and the Audited Stockholders' Equity and Seller and his representatives shall be given access upon reasonable notice during business hours to the workpapers used to prepare the Audited 1994 Financials. If there is no dispute between Seller and Buyer with respect to the calculation of the Audited Stockholders' Equity then they will, not later than March 10, 1995, deliver a letter signed by each of them (the "Escrow Letter") to the Escrow Agent setting forth the amount of the Audited Stockholders' Equity and the amount of the adjustment to the Purchase Price, if any, as calculated pursuant to Section 1.3 below.

                 (c) Seller and Buyer and their accounting professionals shall endeavor to resolve any dispute between them with respect to the Audited 1994 Financials and the Audited Stockholders' Equity. If there is a dispute which cannot be resolved by Seller and Buyer not later than March 17, 1995 then they shall submit the dispute to Price Waterhouse
  (the "Arbitrator") at its office in Minneapolis, MN. The Arbitrator shall resolve the dispute not later than April 15, 1995. In settling the dispute, the Arbitrator shall establish such procedures as it deems appropriate giving due regard to the intention of the parties to resolve the dispute as quickly, efficiently and inexpensively as possible. The parties will submit facts in accordance with the procedures established by the Arbitrator and the Arbitrator shall decide the dispute within the timeframe set forth above. The Arbitrator's decision will be final, binding and conclusive on Seller and Buyer. The fee shall be borne equally between Buyer and Seller. After the Arbitrator has resolved the dispute, the Arbitrator will then calculate the adjustment to the Purchase Price, if any, pursuant to Section 1.3 below. The Arbitrator will immediately thereafter (but not later than April 15, 1995) provide to both Seller and Buyer a written report (the "Escrow Report") setting forth the amount of the Audited Stockholders' Equity and the amount of the adjustment to the Purchase Price, if any. Either Seller or Buyer may deliver the Escrow Report to the Escrow Agent.

            1.3  Adjustments to the Purchase Price   After the final
determination of the Audited Stockholders' Equity in accordance with this Section, the Purchase Price will be adjusted as follows: (i) if the Audited Stockholders' Equity is equal to or greater than $2,822,000, then there will be no adjustment, (ii) if the Audited Stockholders' Equity is equal to or greater than $2,722,000, but less than $2,822,000, then the Purchase Price will be reduced by one-half of such difference and (iii) if the Audited Stockholders' Equity is less than $2,722,000, then the Purchase Price will be reduced on a dollar-for-dollar basis by the amount of the deficiency less than $2,722,000. Payment of the adjusted Purchase Price will be made by distribution of the amount of the adjustment, if any, together with the pro rata share of interest earned thereon to Buyer from the amount held in escrow pursuant to the Escrow Agreement, with the balance of the amount held in escrow together with interest thereon distributed to the Seller, such distributions to occur not later than ten (10) business days following receipt by the Escrow Agent of the Escrow Letter or the Escrow Report.

       2.   CLOSING; TERMINATION OF AGREEMENT.

  (a) The closing referred to in Section 1 hereof (the "Closing") shall take place at the offices of Leonard, Street and Deinard, in Minneapolis, Minnesota on February 1, 1995, or at such other time and date as Buyer and Seller may in writing designate (the "Closing Date").

  (b) This Agreement may be terminated (i) by the mutual written consent of Buyer and Seller, (ii) by Buyer, if there has been a material misrepresentation or breach of a warranty, covenant or other agreement by the Seller or Alarmex contained herein or if any of the conditions precedent to Buyer's obligations hereunder shall not have been satisfied and not waived on or before the Closing Date, (iii) by the Seller if there has been a material misrepresentation or breach of a warranty, covenant or other agreement by Buyer contained herein or if any of the conditions precedent to the Seller's obligations hereunder shall not have been satisfied and not waived on or before the Closing Date. In the event of termination, this Agreement shall be null and void, without further liability on the part of any party provided that such party has made its representations and warranties in good faith, used its reasonable best efforts to perform its obligations hereunder and in the case of the Seller, did not violate the provision contained in Section 5.4 hereof. Nothing contained herein shall preclude any party from obtaining specific performance or any other equitable remedy otherwise available to it for any breach hereof.

       3. REPRESENTATIONS AND WARRANTIES OF SELLER AND ALARMEX. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Seller and Alarmex, jointly and severally, hereby make the following representations and warranties to Buyer, all of which are intended to survive the consummation of this transaction, subject to the limitations set forth in Section 6 of this Agreement.

            3.1. Stock; Authority

  (a) All of the Stock is owned, and on the Closing Date will be owned, by the Seller, free and clear of all liens, encumbrances, claims, options, warrants, calls and commitments of every kind.
  The Seller has full legal right, power and authority to enter into this Agreement and the full legal right, power and authority to exchange, assign and transfer the Stock to Buyer and, on the closing Date, the delivery of the Stock to Buyer hereunder will transfer valid title thereto, free and clear of all liens, encumbrances, claims, options, warrants, calls and commitments of any kind.

  (b) (i) All of the Stock of Alarmex is owned of record and beneficially by the Seller and no person or entity other than the Seller has the contractual power to designate any members of Alarmex's board of directors;

  (ii) The Company has no ownership interests in any other corporation or entity other than identified in Schedule 3.1.

            3.2. Existence; Good Standing; Copies Complete; Validity. Alarmex is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Alarmex is duly authorized and qualified to transact business in the State of Minnesota, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not have a material adverse effect on Alarmex and its subsidiary, taken as a whole. Copies of the charter documents and by-laws of Alarmex and each subsidiary, as amended to the date hereof, in each case certified as of the date hereof by the Secretary of Alarmex have been delivered to Buyer. The copies of all instruments, documents and certificates referenced in the schedules and which have been delivered to Buyer in connection with the transactions contemplated hereby are complete and accurate and are true and correct copies of the originals thereof. This Agreement, and the agreements delivered in connection herewith, are the legal, valid and binding obligations of the Seller and Alarmex, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and the availability of equitable remedies and defenses. The execution, delivery and performance of this Agreement and the agreements delivered in connection herewith by the Seller and Alarmex will not (i) violate or result in a breach of, or constitute a default under, Alarmex's charter or bylaws, as amended, any agreement to which either is bound or any law, regulation, order or judgment, or (ii) create or impose any lien or encumbrance upon any of the assets of either the Seller or Alarmex.

            3.3. Outstanding Stock. The authorized capital stock of Alarmex consists solely of 2,500 shares of Stock, $.01 par value, of which 900 shares are issued and outstanding, all of which are voting shares. Each share of Stock is duly and validly authorized and issued, fully paid and non assessable, and to the best knowledge of Seller was not issued in violation of the preemptive rights of any stockholder. No option, warrant, call or commitment of any kind obligating Alarmex to issue any of its authorized but unissued capital stock or other equity interest exists.

            3.4. Subsidiaries. Alarmex has no subsidiaries and owns no securities (i.e., stock, warrants, calls, options, notes, bonds or other evidences of ownership or indebtedness) of any other person, firm or corporation except as set forth on
  Schedule 3.4. Except as set forth on Schedule 3.4, no parent company or subsidiary, nor any affiliated or non-affiliated company, nor the Seller or any other person or entity, has any ownership interest, legal or equitable, in any of the assets of Alarmex.

            3.5. Financial Statements.

  (a) The Estimated Alarmex Consolidated Balance Sheet and the Closing Alarmex Consolidated Balance Sheet and notes accompanying each are collectively referred to as the "Financial Statements". The Financial Statements will present fairly, in all material respects, the financial position of Alarmex and its consolidated subsidiary as at their respective dates in conformity with generally accepted United States accounting principles, as modified, if at all, by the provisions of this Agreement, applied on a basis consistent with the accounting principles, practices and the application thereof heretofore followed by Alarmex.
  The Closing Balance Sheet will be accompanied by a report from Deloitte & Touche LLP, which will not contain a disclaimer of opinion or a qualified or adverse opinion.

  (b) The audited consolidated financial statements of Alarmex and its subsidiary as of December 31, 1993 and 1992, and for the periods then ended ("Audited Financial Statements"), copies of which are attached hereto as
  Schedule 3.5 (b), containing balance sheets, statement of operations and related statement of cash flows, present fairly, in all material respects, the consolidated financial condition of Alarmex and its subsidiary at December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted United States accounting principles consistently applied throughout the periods indicated.

  (c) The unaudited consolidated financial statements of Alarmex and its subsidiary as at September 30, 1994, and for the period then ended ("Interim Financial Statements"), copies of which are attached hereto as
  Schedule 3.5 (c), containing a balance sheet, operating statement, and related supporting schedules, present fairly, in all material respects, the financial condition and results of operations of Alarmex and its subsidiary at the date and for the period indicated. Except for the absence of footnotes and annual year end adjustments (which in the aggregate would not be material), such unaudited financial statements were prepared in accordance with generally accepted United States accounting principles consistently applied.

            3.6. Liabilities. Other than shown on Schedule 3.6, there are no material liabilities or obligations with respect to Alarmex and its subsidiary or its business of any nature (absolute, accrued, contingent or otherwise), except (i) to the extent reflected or reserved for on the Interim Financial Statements; (ii) liabilities or obligations arising or incurred in the ordinary course of business since the date of the Interim Financial Statements; and (iii) liabilities and obligations disclosed in the Schedules hereto or pursuant to or in this Agreement.

            3.7. Permits, Licenses, etc.

  (a) The Seller has delivered to Buyer a list, summary description (Schedule 3.7 (a)) and copies, as of the date hereof, of all permits and permit applications, approvals, consents and authorizations, licenses and license applications, franchises, certificates, trademarks, tradenames, patents, patent applications and copyrights owned or held by Alarmex and used in the operation of Alarmex's business as presently conducted.
  Except as disclosed in Schedule 3.7 (a), all of the permits, licenses, applications, franchises and other items set forth in Schedule 3.7 (a) are valid and in full force and effect and, in the reasonable judgment of the Seller, adequate for the operation of Alarmex's business as presently conducted.

  (b) All United States and foreign patents and pending patent applications (either granted, issued or applied for) licensed to, owned by or assigned to Alarmex relating to or used in the business of Alarmex are listed and briefly described in Schedule 3.7 (b).

  (c) All United States and foreign trademarks and service marks (either registered or registration applied for) in which Alarmex has any contractual or ownership interest are listed and briefly described in
  Schedule 3.7 (c). Alarmex does not currently have in effect any license to any third party to use any trademark, service mark or trade name.

  (d) Except as set forth in Schedule 3.7 (d), there are no actions, suits, proceedings or investigations pending, or to the knowledge of the Seller or Alarmex, threatened against, or affecting Alarmex or its subsidiary relating to any patent, patent application, trade name, trade secret,trademark, trademark application, service mark, service mark application, copyright, process, design, computer program, invention, know-how or technology in any court or before or by any governmental agency or instrumentality, domestic or foreign, or before any arbitrator. There is no pending or, to the knowledge of the Seller and Alarmex, threatened, litigation against Alarmex's making, using and selling all of the products which it is presently making, using or selling. To the knowledge of the Seller and Alarmex, Alarmex's making, using and selling of its present products does not infringe any patents of others and neither the Seller nor Alarmex have any knowledge that any other person has infringed upon or is infringing upon any patent or other proprietary right of Alarmex.

            3.8. Fixed Assets. The Seller has delivered to Buyer a list and summary description (Schedule 3.8), as of the date hereof, of the fixed assets of Alarmex. All of Alarmex's fixed assets currently used in the business are in good working order, condition and repair, subject to ordinary wear and tear and normal ongoing repair and maintenance from time to time. The fixed assets used by Alarmex in the operation of its business are listed on Schedule 3.8 and are either owned by Alarmex or leased under an agreement reflected in Schedule 3.8. Schedule 3.8 also sets forth the book value of the accumulated depreciation of such fixed assets, determined in accordance with generally accepted United States accounting principles, consistently applied, as modified, if at all, by the provisions of this Agreement.

            3.9. Leases. The Seller has delivered to Buyer a full and complete list (Schedule 3.9), together with true and correct copies, as of the date hereof, of all leases requiring payments per annum of more than Five Thousand Dollars ($5,000), whether or not reflected on the books of Alarmex as operating leases or capital leases, to which Alarmex is a party and which relate to any property, real or personal, used by Alarmex in the conduct of its business.

            3.10.    Contracts and Agreements; Adverse Restrictions.

  (a)  The Seller has delivered to Buyer a full and complete list
  (Schedule 3.10), together with true and correct copies, as of the date hereof, of all contracts and agreements (other than the leases included on Schedule 3.9) to which Alarmex is a party or by which it or any of its property is bound and which provide for aggregate future payments by or to the Company of more than $10,000 and are not cancelable by Alarmex on ninety (90) days' notice or less (including, without limitation, sales representative agreements, equipment purchase agreements, equipment service agreements, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, bonds, mortgages, liens, pledges or other security agreements). To the knowledge of the Seller and Alarmex all such contracts and agreements included in Schedule 3.10 are in full force and effect and are binding upon the parties thereto and none of the parties thereto is in breach of any of the material provisions thereof.

  (b) Except as disclosed in Schedule 3.10, Alarmex is not a party to any contract, agreement or other commitment or instrument or subject to any charter or other corporate restriction or subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially and adversely affects the business, operations, properties, assets or condition (financial or otherwise) of Alarmex as currently conducted.

            3.11 Title and Liens.

  (a) Alarmex has good and marketable title to all properties and assets owned and used in its business (the "Assets"), and as of the Closing Date, such Assets will be subject to no mortgage, lease, pledge, lien, security interest, conditional or installment sales agreement, encumbrance or charge, except for:

  (i) those disclosed in the title report and UCC lien search report(s) made available to Buyer;

  (ii) liens for current taxes and assessments that are not yet due and payable;

  (iii) leases listed on Schedule 3.9;

                      (iv) the rights of customers of Alarmex with respect to inventory under orders or contracts entered into by Alarmex in the ordinary course of business;

                      (v) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially impair the use, occupancy or value of the Assets, or otherwise materially impair business operations;

                      (vi) any liens disclosed in Schedule 3.11.

  (b) Since December 20, 1994, there have not been any security interests or any other consensual encumbrances of any nature imposed upon any of the Assets (other than those permitted pursuant to subsections (a)(i) through (vi) above), nor have any Uniform Commercial Code financing statements been executed by Alarmex regarding the Assets.

            3.12. Insurance. The Seller has delivered to Buyer a list (Schedule 3.12) and has made available to Buyer copies as of the date hereof, of all insurance policies presently carried by Alarmex. Such list shall specify, for each policy, the name of the insurer, the name of the insured, the expiration date and whether the premiums are paid and current, a summary description of the property or interest insured and the type of risks insured, the deductible and limits of coverage, whether such coverage is on an occurrence or a claims made basis and the annual premium therefor.
Such policies are presently in full force and effect and shall remain in effect through the Closing Date. For each insurer providing coverage for any of the insurable fixed, contingent or other liabilities listed in
Schedule 3.12, each such insurer has been properly and timely notified of such matter, no reservation of rights letters have been received by Alarmex and the insurer has assumed the defense of each suit or legal proceeding.

            3.13. Personnel. Schedule 3.13 contains a true and correct list of (i) all of Alarmex's employees, their names, dates of birth, dates of hire credited by Alarmex, job classifications and present hourly rates or salaries, (ii) all employees terminated by Alarmex since January 1, 1994 along with the seniority of each such employee for recall purposes, and
(iii) any affirmative action plan(s) maintained by Alarmex and whether such plan(s) have ever been audited by the Equal Employment Opportunity Commission.

            3.14.     Collective Bargaining Agreement; Benefit Plans.

  (a) Alarmex is a party to only six (6) collective bargaining agreements, which are with Locals #292, #134, #150, #701, #176, and #117 of the
  International Brotherhood of Electrical Workers -AFL-CIO, the only union representing Alarmex's employees and which expire on February 1997, June 1996, October 1996, November 1995, November, 1995 and June 1995 respectivly. Alarmex has never been a party to any collective bargaining agreement other than those indicated in the previous sentence and the predecessors thereto. To the knowledge of Seller, except as set forth on
  Schedule 3.14 (a) Alarmex is in compliance with all Federal, State or local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, all such laws related to union agreements, the violation of which would have a material adverse effect on Alarmex.

  (b) Alarmex does not maintain or contribute to any employee benefit plan ("Employee Benefit Plan"), as that term is defined in Section 3(3) of ERISA, other than as set forth in Schedule 3.14(b). Except as set forth in Section 3.14(b) no Employee Benefit Plan is a multiemployer plan as described in Section 4001(a)(3) of ERISA or a multiple employer plan as described in Sections 4063 and 4064 of ERISA. Other than as set forth in
  Schedule 3.14(b), there are no employment or consulting agreements, severance agreements, plans or arrangements providing for the payment of "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), employee pension or retirement plans, profit-sharing plans, savings plans, deferred compensation plans (either funded or unfunded), bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, retiree medical, disability or life insurance plans, or any other plans, programs or arrangements providing similar benefits to directors, officers, employees, former employees or retired employees of Alarmex.
  Schedule 3.14(b) also sets forth (i) each employee benefit plan for which Alarmex could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (ii) any plan in respect of which Alarmex could incur liability under Section 4212(c) of ERISA, and each such plan shall also be considered an Employee Benefit Plan for purposes of this Agreement. To the extent that Alarmex has such documents in its possession, Alarmex has made available true and complete copy of each such plan, a copy of each trust or other funding arrangement, the most recently filed Internal Revenue Service ("IRS") Form 5500, the most recently received IRS determination letter for each such plan, the most recently completed actuarial valuation for each plan and the applicable summary plan description, if any.

  (c) To the knowledge of the Seller and Alarmex, and except as described in Schedule 3.14(c) each Employee Benefit Plan has been maintained in compliance (including all material filing requirements) with the requirements of ERISA and the Code, the violation of which would have a material adverse effect on Alarmex.

  (d) Except as described in Schedule 3.14(d) each employee pension benefit plan, as defined in Section 3(2) of ERISA, and related trust maintained by Alarmex is qualified as to its written form under Sections 401(a) and 501(a) of the Code.

  (e) No employee pension benefit plan maintained by Alarmex has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived). A true and correct copy of the most recent actuarial report for any defined benefit pension plan maintained by Alarmex has been made available to Buyer.

  (f) No reportable event, as such term is defined in Title IV of ERISA, for which the PBGC has not waived the thirty (30) day notice requirement, has occurred with respect to any defined benefit pension plan maintained by Alarmex. To the knowledge of the Seller and Alarmex no prohibited transaction, as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan. Except as disclosed on Schedule 3.14(f), no complete or partial termination has occurred within the five years preceding the date hereof with respect to any employee pension benefit plan; all contributions, premiums or payments required to be made with respect to any Employee Benefit Plan have been made on or before their due dates; and Alarmex has not incurred any liability under, arising out of or by operation of Title IV of ERISA
  (other than liability for premiums arising in the ordinary course).

  (g) Except as disclosed on Schedule 3.14(g), there are no actions, suits or claims pending, other than routine claims for benefits, with respect to the Employee Benefit Plans and, to the knowledge of the Seller or Alarmex, there are no such actions, suits or claims threatened, arising out of, or in connection with, the existence, operation, maintenance or administration of such Employee Benefit Plans.

  (h) Schedule 3.14(h) sets forth a complete and accurate list of each Employee Benefit Plan which provides or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Alarmex, and a list of each employee to whom such benefits are provided, specifying which benefits are provided to each employee so listed.

  (i) No event has occurred with respect to any Employee Benefit Plan maintained by any individual or entity that is or has been a member of any group of organizations described in Section 414(b) or (c) of the Code of which Alarmex is a member which would result in a liability of Alarmex by virtue of Alarmex's membership in such group.

            3.15. Operations. Alarmex owns, leases or has licenses to use all Assets being used in and necessary to the operation of Alarmex's business as currently conducted.

            3.16. Laws and Regulations; Litigation. Except as set forth in Schedule 3.16, Alarmex has not violated and is not in violation of or default under any law or regulation, or under any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Alarmex, violation of which would have a material adverse effect on Alarmex or its business or operations, and there are no claims, actions, suits or proceedings pending, or to the knowledge of the Seller and Alarmex, threatened against or affecting Alarmex, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Alarmex.

            3.17. Taxes. Alarmex has filed or will file, on a timely basis, all requisite tax and information returns with respect to all Federal, state or local taxes imposed upon Alarmex and all taxes due (whether or not shown on such returns) for all applicable periods ended on or before the date hereof have been or will be paid in full when due or are or will be reserved for on the financial statements. There is no basis for any claims against Alarmex for any such taxes for any period or periods prior to and including the date hereof that have not been reflected as provisions and reserves for taxes on the Interim Financial Statements. All provisions and reserves are sufficient for the payment of all such taxes for all fiscal periods ended on or before that date. Copies of the Federal income, and state franchise, income and sales tax returns related directly to Alarmex for its fiscal years ended December 31, 1993 and December 31, 1992 have been or prior to the Closing will be, delivered to Buyer. Copies of all other Federal, state, local and other tax and information returns related directly to Alarmex have been made available to Buyer and are among the records of Alarmex, possession of which will accrue to Buyer at Closing. Alarmex's Federal income tax returns have not been audited since 1987. Alarmex has not granted any waiver or extension of applicable statutes of limitation with respect to the examination of any tax return. Seller reserves the right to challenge any tax deficiencies assessed and subject to this provision. Seller agrees to pay all professional fees it directly incurs as part of this right.

          3.18. No Change. Except as shown on Schedule 3.18, from September 30, 1994 through the date hereof there has not been, except as disclosed in the Schedules hereto or as contemplated by this Agreement:

(a) any material adverse change in the Assets, operations or business of Alarmex;

(b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets, operations or business of Alarmex;


(c) any change in, or agreement to change, (i)ownership of the authorized capital or outstanding securities of Alarmex, or (ii) the securities of Alarmex;

  (d) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of an equity interest in or any direct or indirect redemption, purchase or other acquisition of any of the Stock;

  (e) except for amendments to the collective bargaining agreements and bonuses to employees in a manner consistent with past practice, any increase in the compensation payable or to become payable by Alarmex to any of its directors, officers or agents, or any severance or termination pay paid to any present or former officer of Alarmex, except in the ordinary course of business and consistent with past practices of the Company and which do not exceed $5,000 in the aggregate;

  (f) any labor dispute materially adversely affecting the operations, business or future prospects of Alarmex;

  (g) any sale or transfer, or any agreement to sell or transfer, any material assets (other than inventory in the ordinary course), property or rights of Alarmex to any other person, including, without limitation, the Seller, their affiliates or any entity owned or controlled by the Seller, or their affiliates;

  (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Alarmex, including, without limitation, any indebtedness or obligation of the Seller, or any affiliate or any entity owned or controlled by the Seller, or their affiliates;

  (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Alarmex or requiring the consent of any party to the transfer and assignment of any such assets, property or rights;

  (j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets, except in the ordinary course of business;

  (k) any waiver of any material rights or claims of Alarmex which would materially adversely affect the operations, business or future prospects of Alarmex;

  (l) any amendment or termination of any material contract, agreement, license, permit or other right to which Alarmex is a party which would materially adversely affect the operations, business or future prospects of Alarmex; or

  (m) any other transaction by Alarmex outside the ordinary course of its business.

            3.19. Bank Accounts. The Seller has delivered to Buyer a list (Schedule 3.19), as of the Closing Date, of:

  (a) the name of each bank in which Alarmex has accounts or safe deposit boxes,

  (b)  the names in which the accounts or boxes are held,

  (c)  the type of account, and

  (d) the name of each person authorized to draw thereon or have access thereto.

            3.20.     Environmental Matters.

  (a) To the best of its knowledge, Alarmex has complied in all material respects and is not in violation of any, foreign, Federal, state, or local law, regulation, permit provision, order or ordinance relating to environmental protection including, without limitation, standards related to air, water, land and the generation, maintenance, storage, transportation, treatment, or disposal of petroleum products, toxic substances, solid wastes and hazardous wastes or requiring the removal, treatment, containment or other disposition of hazardous substances, hazardous wastes, pollutants or contaminants, as defined in any of said laws ("Hazardous Wastes") except where any non-compliance would not have a material adverse effect on Alarmex.

  (b) To the best of Alarmex's knowledge, there are no locations on the properties ("Premises") owned or leased by Alarmex where (A) Hazardous Wastes or other harmful substances have entered into the soil and/or ground water due to the acts or omissions of Alarmex, its employees, affiliates, agents or invitees irrespective of when such action took place or (B) there are any underground tanks whether or not presently in use.

  (c) Schedule 3.20 (c) contains a complete statement of the location of all substances which Alarmex currently uses which it believes may constitute Hazardous Wastes. Except as indicated in Schedule 3.20 (c), there are no Hazardous Waste ponds, disposal areas or storage facilities currently in use by Alarmex or any other person at or in connection with the Premises.

  (d) To the best of Alarmex's knowledge, there are no on-site or off-site disposal sites or locations to which Alarmex has transported or is now transporting Hazardous Wastes or has arranged for the transportation of Hazardous Wastes, which site, to Alarmex's knowledge is the subject of foreign, Federal, state, or local enforcement actions or other investigations which may lead to claims under any Federal, state, local or foreign statute, rule or regulation. All manifests utilized by Alarmex for the transportation of Hazardous Wastes have been made available to Buyer for inspection.

                 (e) There is attached hereto as Schedule 3.20 (e) a complete statement of the inventory of raw materials, chemicals, products and waste materials which to the best of Alarmex's knowledge are included within the definitions of "Hazardous Substances," as defined in Minn. Stat. 116.06 and all "Hazardous Wastes" as defined earlier or as defined in 42 U.S.C. 6903(5), processed, generated, produced, stored or maintained at the Premises; all on-site spills, leaks, releases at the Premises that occurred while the Premises was owned or used by Alarmex; and notices of waste disposal, if any, filed pursuant to Section 103(C) of the Comprehensive Environmental Response, Compensation and Liability Act,
  42 U.S.C. Section 9601, et seq. ("CERCLA").

            3.21. Accurate and Complete Records. The books, ledgers, financial records and other records of Alarmex:

  (a)  are in the possession of Alarmex;

  (b) accurately reflect as of the dates shown thereon all items of income and expense and all assets, liabilities and accruals of Alarmex required to be reflected therein in accordance with generally accepted United States accounting principles.

               Alarmex has not received any advice from its independent public accountants that there are any material weaknesses in its system of internal controls. Alarmex has provided Buyer with copies of all (i) management letters received from its independent public accountants and management's responses thereto for Alarmex's three most recent fiscal years and (ii) responses from its legal counsel to auditor's requests for information in conjunction with Alarmex's annual audit for Alarmex's three most recent fiscal years.

            3.22. Accuracy, Completeness, No Misleading Statements. The representations and warranties of the Seller and Alarmex contained in this Agreement, and the Exhibits and Schedules hereto are complete and accurate and do not and will not include any misstatements of fact or untrue statements or facts and do not and will not omit any material facts or statements.

            3.23. Approval and Authorization. This Agreement has been duly and validly executed and delivered by the Seller and Alarmex.

  4. REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS OF BUYER. Buyer represents, warrants, covenants and agrees as follows:

            4.1. Existence and Good Standing. Buyer has been duly incorporated and is validly existing in good standing under the laws of the Commonwealth of Pennsylvania.

            4.2. No Default. The execution of this Agreement by Buyer and the performance of its obligations hereunder will not (i) violate or result in a breach of or constitute a default under Buyer's charter or bylaws, as amended, any agreement to which it is a party or by which it is bound or any law, regulation, order or judgment, or (ii) create or impose any lien or encumbrance upon any of Buyer's assets.

            4.3. Approval of Board of Directors; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby by Buyer has been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer, or its stockholders is necessary to authorize this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto, or the transactions contemplated hereby or thereby, including the payment of the Purchase Price to the Seller. This Agreement has been duly and validly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the laws of bankruptcy and other equitable principles affecting the rights of creditors generally.

            4.4 Financial Statements. The consolidated balance sheet of the Buyer as at December 26, 1993, and the related consolidated earnings statements, and statements of cash flows for the fiscal year ended on such date and for the nine-month period ended September 25, 1994, including in each case the related schedules and notes, if any, copies of each of which have been delivered to Seller, are each correct and complete and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer as of the respective date of such balance sheet and for such fiscal year and period in accordance with generally accepted accounting principles consistently maintained throughout the periods involved, except as specifically noted therein.

            4.5. No Material Change. Since September 25, 1994, there has been no material adverse change in the assets, operations or business of the Buyer taken as a whole.

            4.6. No Misleading Statements. The representations and warranties of the Buyer contained in this Agreement are complete and accurate in all material respects and do not include any misstatements of fact or untrue statements and do not omit any material facts or statements.

      5. COVENANTS OF THE SELLER AND ALARMEX PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date:

            5.1. Access; Confidential Information. Alarmex and the Seller will afford to the officers and authorized representatives of Buyer access to the plants, properties, books and records of Alarmex and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Alarmex as Buyer may from time to time reasonably request for all reasonable purposes including, without limitation, verifying the accuracy of the representations and warranties made herein. Alarmex and the Seller will cooperate with Buyer, its representatives and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained from the Seller and Alarmex in connection with the negotiation and performance of this Agreement to be treated as confidential under the terms of the confidentiality agreement dated October 20, 1994 referenced in the letter of intent among the parties hereto.

            5.2. Operations. The Seller will cause Alarmex to:

  (a) carry on its business in substantially the same manneras it has heretofore and not introduce any material new method or discontinue any existing material method of management, operation or accounting;

  (b) maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

  (c) perform all its material obligations under all agreements relating to or affecting its assets, properties, business operations and rights;

  (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

  (e) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others having business relations with it;

  (f) advise Buyer promptly in writing of any material change or inaccuracy in any document, schedule or other information delivered pursuant to this Agreement;

                 (g) file on a timely basis all material notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located with respect to the continuing operations of Alarmex; and

  (h) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, license, variance or any other approval required by any governmental authority necessary and/or required for the continuing operation of Alarmex, whether or not such approval would expire before or after the Closing.

            5.3 No Change. Except as contemplated by this Agreement, through the Closing Date, the Seller will not permit Alarmex without the prior written consent of Buyer, to:

  (a)  make any change in its charter documents or bylaws;

  (b)  authorize, issue, transfer or distribute any securities of Alarmex;

  (c) declare or pay any dividend, except in the ordinary course of business and consistent with past practices, or make any distribution in respect of its Stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its Stock;

  (d) except as described in Section 3.6, enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except for sales and purchase orders in the ordinary course of business and except for expenditures for machinery and equipment necessary for the continued operation of Alarmex's business not exceeding Ten Thousand Dollars ($10,000) in the aggregate.

  (e) create, assume or otherwise permit the imposition of any mortgage, pledge or other lien or encumbrance upon any assets or properties of Alarmex whether now owned or hereafter acquired;

  (f) sell, assign, lease or otherwise transfer or dispose of any property or equipment that are fixed assets without first having notified Buyer and received Buyer's consent thereto;

  (g) merge or consolidate or agree to merge or consolidate with or into any firm, corporation or other entity;

  (h) waive any material rights or claims of Alarmex without first having notified Buyer and received Buyer's consent thereto;

  (i) except as contemplated by this Agreement or any agreement incidental hereto, amend or terminate any material contract, agreement, permit, license or other right of Alarmex without first having notified Buyer and received Buyer's consent thereto; or

  (j) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

            5.4. No Shop Provision. The Seller agrees that, upon the execution of this Agreement and through the earlier of the termination date under Section 2(b) or the Closing Date, unless otherwise extended by mutual consent, it will not engage in any discussions or negotiations with any other party to acquire any of the Stock or the assets of Alarmex (other than inventory sold in the ordinary course of business), or sell, transfer or agree to sell or transfer any of the Stock or such assets of Alarmex.

            5.5. Consents. The Seller shall cause Alarmex to give all notices and make requests for all consents, if any, which may be required in connection with the sale of the Stock, and shall deliver each such consent or other document so obtained to Buyer on or prior to the Closing Date.

  6.   INDEMNIFICATION.

            6.1. Indemnification.

  (a) The Seller and Alarmex jointly and severally covenant and agree that they will indemnify and hold harmless Buyer, its subsidiary and affiliates and their respective officers and directors from and after the Closing Date, from and against any and all losses, damages, liabilities, claims, deficiencies, costs, expenses or expenditures which any of the indemnified parties may suffer or incur with respect to any of the contingencies described below; provided that an indemnified party shall have given a written notice of claim to the Seller setting forth with particularity the specific indemnity event for which indemnity is sought by an indemnified party or an indemnified party shall have asserted its claim for indemnity in a litigation commenced against the Seller and/or Alarmex:

  (i) any direct, accrued, deferred, absolute or contingent liability or claim against Alarmex, arising out of or incurred in connection with:

  (A) the breach of any covenant or agreement made by the Seller or Alarmex in this Agreement;

  (B) the breach of any representation or warranty, whether intentional or otherwise, made by the Seller or Alarmex in this Agreement or any misrepresentation in or omission from any schedule or certificate furnished or to be furnished to Buyer pursuant to the terms of this Agreement;

  (C) except to the extent reserved for on the Closing Balance Sheet, any Federal, state or local tax liability, interest or filing penalties of Alarmex, or any subsidiary or affiliate of Alarmex, for any period through the Closing Date, for any period before or after the Closing Date, including but not limited to any tax liability arising out of the transactions contemplated hereby; and

  (ii) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

                 (b) Seller agrees to indemnify Buyer and hold Buyer harmless against all claims, suits or liabilities (hereinafter referred to as a "claim"), including settlements, and expenses, and further including reasonable attorney fees, arising out of or relating to any infringement of those patents listed on Schedule 6.1 (b) based upon any product previously produced and/or sold by Seller or Alarmex as well as any current product of Alarmex which Buyer may choose to produce and/or sell, provided that written notice of any such claim is delivered by Buyer to Seller within thirty days after any such claim first becomes known to Buyer. The parties indemnified under this clause shall include Buyer, its affiliates and their officers, directors, employees and agents as well as all Buyer's customers. Seller has the right to defend, or at its option to settle any such claim and Buyer and all other parties indemnified agree to provide proper and full information, testimony and other non-financial assistance to Seller in the defense or settlement of any such claim, at no expense to Seller. Notwithstanding any clause in this Agreement to the contrary, the indemnification provided Buyer in this clause shall be valid for a term of five (5) years beginning on the Closing Date, and in the event that any claim or suit is brought for which this indemnity applies, and in the course of defense of such suit or claim, the patent rights being claimed against Buyer are held to be invalid or that there was no infringement, then Seller shall be released from the obligation to indemnify Buyer under this clause.

                 (c) The Buyer covenants and agrees that it will indemnify and hold harmless Seller, Alarmex, their respective subsidiary and affiliates, and their respective officers and directors from and after the Closing Date, from and against any and all losses, damages, liabilities, claims, deficiencies, costs, expenses or expenditures which any of the indemnified parties may suffer or incur with respect to any of the contingencies described below; provided that an indemnified party shall have given a written notice of claim to the Buyer setting forth with particularity the specific indemnity event for which indemnity is sought by an indemnified party or an indemnified party shall have asserted its claim for indemnity in a litigation commenced against the Buyer:

                      (i) any direct, accrued, deferred, absolute or contingent liability or claim against an indemnified party, arising out of or incurred in connection with:

                           (A)  the breach of any covenant made by the
  Buyer in this Agreement;

                           (B)  the breach of any representation or warranty,
  whether intentional or otherwise, made by Buyer in this Agreement; and

                           (C)  any acts or omissions by Alarmex or Buyer
  after the Closing, including plant closure, if such acts or omissions cause the indemnified party to incur a substantive liability beyond the cost of defending against such liability; and

                      (ii) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

                 (d) The indemnity obligation of an indemnifying party under this Section 6.1 shall be (i) net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification under any policy of insurance maintained by the indemnified party (other than under a program of self insurance) and (ii) net of any tax benefit realized or to be realized by the indemnified party by reason of the facts and circumstances giving rise to the indemnifying party's liability.

                 (e) The indemnity obligations of the parties hereunder and any liability for breach of a party's representations and warranties hereunder shall expire automatically on the date eighteen (18) months after the Closing Date, except with respect to (i) the obligations described in
  Section 6.1(a)(i)(C) and (ii) a breach of the representations and warranties in Section 3.20, both of which shall survive for the applicable statute of limitations, respectively, and Section 6.1 (b) which shall survive for a term of five (5) years beginning on the Closing Date.

                 (f) The Seller and Alarmex shall not be required to make any indemnification payments under Section 6.1(a) with respect to any breach of any of their representations and warranties set forth herein, in the schedules or in any certificate delivered pursuant hereto, except to the extent that the cumulative amount of the damages actually incurred by the indemnified parties hereto as a result of all breaches of such representations and warranties actually exceeds the sum of $100,000. This $100,000 exception shall not apply to any claims related to the low income housing investment represented on the balance sheet.

            6.2. Notice of Indemnity Claim.

                 (a) In respect of any indemnity event as to which indemnity is sought hereunder, an indemnified party shall (i) within five (5) days after receipt of written notice of commencement of any third party litigation for which indemnity is claimed, (ii) within fifteen
  (15) days after receipt by such indemnified party of written notice of any third party claim (i.e., invoice, notice of claim or assessment, etc.) against such indemnified party, or (iii) within a reasonable time after such indemnified party becomes aware of the existence of any other indemnity event, in respect of which indemnification may be sought from an indemnifying party under this Section 6, notify the indemnifying party in writing thereof.

                 (b) If the indemnifying party, within a reasonable time after notice of any such claim, fails to defend such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. If there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such claim. The indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim.

  7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of
  Buyer hereunder, including, without limitation, the obligation to consummate this transaction, are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:


            7.1. Accuracy of Representations; Performance of Covenants.
  The representations and warranties of the Seller and Alarmex contained in this Agreement shall have been true when made and shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the agreements of the Seller and Alarmex to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects; and the Seller and Alarmex shall have delivered to Buyer a certificate dated the Closing Date and signed by them to such effect.

            7.2. Changes to Schedules. Except as required or permitted in this Agreement there shall have been no material change to any of the Schedules presently attached to this Agreement between the date hereof and the Closing Date, and the Seller and Alarmex shall have delivered a certificate dated the Closing Date and signed by them to such effect.

            7.3. Governmental Consents; No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit Buyer's acquisition of the Stock and no governmental agency or body shall have taken any other action as a result of which the management of Buyer deems it advisable to proceed with the transactions hereunder.

            7.4. No Material Adverse Change. To the best knowledge of Seller, since the date hereof, no material adverse change in the assets, operations or business of Alarmex shall have occurred, and Alarmex shall not have suffered any material loss or damage to any of its assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Alarmex to conduct its business and Buyer shall have received a certificate signed by Alarmex and the Seller dated the Closing Date to such effect.

            7.5. Approval By Counsel. All actions, proceedings, instruments, documents and related legal matters which are required to carry out this Agreement and consummate this transaction and which are reasonably necessary in order for Buyer to obtain the essential benefit of its bargain hereunder shall have been approved by counsel to Buyer, whose approval shall not be unreasonably withheld.

            7.6. Good Standing.  The Seller shall have delivered to
  Buyer (a) a true and correct copy of the charter documents of Alarmex, as amended to a date no more than thirty (30) days prior to the Closing Date, certified by the Secretary of State of the State of Minnesota, and a certified statement of the Secretary of Alarmex to the effect that such charter documents have not been amended since the date thereof, and (b) a certificate, dated as of a recent date, duly issued by the appropriate governmental authority in Alarmex's state of incorporation and in each state in which the Company is authorized to do business showing that Alarmex is in good standing and authorized to do business.

            7.7. Resignations. The Seller shall have delivered to Buyer the resignations effective as of the Closing Date of all officers and directors of Alarmex, unless otherwise requested by Buyer.

            7.8. Consents. All consents obtained pursuant to Section 5.5 shall have been delivered to Buyer.

               7.9. Release of Security Interest. Alarmex's lenders shall have released any and all security interests in the assets of Alarmex.


            7.10. Board Resolutions. Buyer shall have received certified resolutions of the Board of Directors of Alarmex duly approving this transaction.

            7.11.     Non-Compete.   DJF and Buyer shall have executed and
  delivered a non competition agreement in the form attached as Exhibit B.

            7.12. Guaranty. Buyer shall have received the guaranty, in a form satisfactory to Buyer's counsel, of Mary E. Frederick which shall guaranty the obligations of Daniel J. Frederick and Alarmex in this Agreement.

  8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligations of the Seller hereunder, including, without limitation, the obligation to consummate this transaction, are, at his option, subject to satisfaction, on or prior to the Closing Date, of the following conditions:

            8.1. Accuracy of Representations; Performance of Covenants.
  The representations and warranties of Buyer contained in Section 4 shall be accurate as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed; and a certificate to the foregoing effect dated the Closing Date and signed by Buyer to such effect, shall have been delivered to the Seller.


            8.2. Release of Guarantors. Contemporaneously with the Closing, the Seller, shall be released as a contingent obligor (whether under guarantees, comfort letters, letters of credit or otherwise) of Alarmex's funded indebtedness or obligations which are set forth on Schedule 8.2, and such releases shall be satisfactory in form and substance to Seller and Seller's counsel.

            8.3. Related-Party Debt.   On the Closing Date, Seller shall
  repay any indebtedness to Alarmex then outstanding, plus accrued interest.

            8.4. Governmental Consents; No Litigation No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Seller's sale of the Stock, and no governmental agency or body shall have taken any other action as a result of which the Seller deems it inadvisable to proceed with the transactions hereunder.

            8.5. Board Resolutions. The Seller shall have received certified resolutions of the Board of Directors of the Buyer duly approving this transaction.

            8.6. Payment of Purchase Price. Buyer shall have paid to Seller the Purchase Price required to be paid in cash at the Closing pursuant to Section 1 hereof.

  9.   EMPLOYEE MATTERS.

            9.1. Welfare Plans.   Neither Alarmex nor Buyer shall have
  any obligation or liability to install, maintain or keep in force any welfare or other plans for any of Alarmex's employees, including, but not limited to, pension, severance, medical, retiree medical, health, dental, accident, life, retiree life, short and long term disability or non occupational disability after the Closing.

                 9.2. No Third Party Rights.

  (a) Except as limited by the Agreements set forth in Schedule 3.14, nothing herein expressed or implied shall confer upon any employee of Alarmex, Buyer, an affiliate of Alarmex or Buyer or any legal representative or any collective bargaining agent of any of the foregoing, any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement or elsewhere.

  (b) Nothing in this Agreement shall be deemed to confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his rights thereunder.

  (c) Buyer retains and shall not be deemed to waive any of its rights or abilities to control the use and operation of Alarmex on or after the Closing or to take any other actions it deems appropriate with respect thereto including, but not limited to, reorganization of Alarmex, divestiture of the assets of Alarmex, reduction or relocation of employees or plant locations or reassignment of personnel and/or duties.

            9.3. Indemnification of the Seller. Buyer shall indemnify and hold harmless the Seller from any obligation or liability (including attorney's fees and expenses) arising out of the Buyer's exercise of its rights as aforesaid relating to employees, employee benefits or management of Alarmex's business following the Closing, including decisions to close plants if such action(s) by Buyer cause Seller to incur any liability whatsoever.

       10. SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties; provided that claims for breaches of representations and warranties made pursuant to Section 3 hereof shall be subject to the limitations of Section 6 hereof.

       11.  GENERAL.

            11.1. Additional Conveyances. Upon the execution of this Agreement, Buyer and Seller mutually agree to promptly undertake, and to pursue, cooperatively and diligently, the obtaining of all approvals, consents and authorizations required to be given by third parties, governmental or private, that are necessary or appropriate to effect the transactions contemplated in this Agreement in an expeditious and prudent manner without out-of-pocket expense to Alarmex. In addition, the Seller shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably agreed on, such additional instruments as Buyer may reasonably request for the purpose of carrying out this Agreement. The parties will cooperate and use their best efforts to have the officers, directors and employees of Alarmex cooperate with both parties on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

            11.2. Assignment. This Agreement and the rights of the Seller hereunder may not be assigned by the Seller (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors and permitted assigns of Buyer and the successors of Seller. Buyer may assign this Agreement to any company affiliated with Buyer, provided that following such assignment, Buyer shall remain bound by its representations, warranties and agreements herein.

            11.3. Counterparts/Telecopy Documents. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Telecopy versions of signed documents shall be deemed original documents for all purposes hereunder.

            11.4. Brokers. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damage or expense (including, but not limited to, attorney's fees and expenses) arising out of claims for fees or commissions of brokers or agents employed or alleged to have been employed by such indemnifying party.

            11.5. Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, and (ii) in the event that this Agreement is terminated for any reason, Buyer will pay the fees, expenses and disbursements of Alarmex and Seller and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto; and (iii) in the event that this Agreement and the Closing herein contemplated occurs, then in such event Seller shall pay all of the fees and expenses of Seller related to this transaction.

            11.6.     Notices.  Any notice or communication
  required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid or telefax:

  (a)  If to Buyer:
                      Checkpoint Systems, Inc.
                      101 Wolf Drive
                      Thorofare, New Jersey
                      Facsimile: (609) 848-2042
                      Attn: Neil D. Austin, Vice President
                            General Counsel and Secretary

                      With a copy to:
                      Stradley, Ronon, Stevens & Young
                      2600 One Commerce Square
                      Philadelphia, PA  19103
                      Facsimile: (215) 564-8120
                      Attn: James M. Papada, III, Esquire

  (b)  If to the Seller or Alarmex:
                      Daniel J. Fredrick, President
                      Alarmex, Inc.
                      6640 Shady Oak Road, Suite 300
                      Eden Prairie, MN 55344
                      Facsimile: (612) 943-3854
                      With a copy to:
                      Thomas D. Feinberg, Esquire
                      Leonard, Street and Deinard
                      150 South Fifth Street
                      Suite 2300
                      Minneapolis, MN 55402
                      Facsimile: (612) 335-1657

            11.7. Applicable Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

            11.8. Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

            11.9. Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Seller, Alarmex and Buyer and, except as specifically required hereby, supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Seller, Alarmex and Buyer.

            11.10. Announcements. The initial general notices, releases, statements and communications with employees, suppliers, distributors and customers of Alarmex's business and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such time and in such manner as may be mutually agreed upon by the Buyer and the Seller; provided, however, that any party shall be entitled to make a public announcement about such transactions if, in the opinion of its counsel, such announcement is required to comply with any applicable law, rule or regulation. Information provided by either party to third parties whose assistance and cooperation may, in the judgment of such informing party, be required for the successful consummation of the transactions contemplated by this Agreement, shall not be construed as a general notice, release, statement or communication within the meaning or intent of this section.

       IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the day and year first above written.

  -------------------
  Daniel J. Frederick

  ALARMEX, INC.                CHECKPOINT SYSTEMS, INC.

  -------------------          ------------------------
  Daniel J. Frederick          Steven G. Selfridge
  President                    Senior Vice President-
                               Operations and Chief Financial
                               Officer